Exhibit 10.18

FORM OF

STOCK OPTION AWARD AGREEMENT

UNDER THE DUFF & PHELPS CORPORATION

2007 OMNIBUS STOCK INCENTIVE PLAN

This Stock Option Award Agreement (the “Option Award Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Duff & Phelps Corporation, a Delaware corporation (the “Company”), and the optionee named below (the “Optionee”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s 2007 Omnibus Stock Incentive Plan (the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

Name of Optionee:

Social Security No.:

Address:

Shares Subject to Option:

Exercise Price Per Share:          $

Date of Grant:

Expiration Date:

Vesting Dates:	% of the Option Shares on
% of the Option Shares on
% of the Option Shares on
% of the Option Shares on

Classification of Option
(Check one):	[ ]	Incentive Stock Option

	[ ]	Non-Qualified Stock Option

1.             Number of Shares. The Company hereby grants to the Optionee an option (the “Option”) to purchase the total number of shares of Stock set forth above as Shares Subject to Option (the “Option Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Option Award Agreement and the Plan. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

2.             Option Term. The term of the Option and of this Option Award Agreement (the “Option Term”) shall commence on the Date of Grant set forth above and, unless the Option is previously terminated pursuant to Paragraph 5 of this Option Award Agreement, shall terminate upon the Expiration Date set forth above. As of the Expiration Date, all rights of the Optionee hereunder shall terminate.

3.             Vesting. The Option shall become exercisable with respect to the number of Option Shares specified on the Vesting Dates set forth above. Once exercisable, the Option shall continue to be exercisable at any time or times prior to the Expiration Date, subject to the provisions hereof and of the Plan.

4.             Method of Exercise of Option. The Option may be exercised by means of written notice of exercise to the Company in a form provided by the Company specifying the number of Option Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Stock as to which such Option shall be exercised and any applicable withholding taxes:  (i) in cash or by certified check or bank check, (ii) subject to applicable law, by means of a cashless exercise procedure through a broker, (iii) in the form of unrestricted shares of Stock already owned by the Optionee which, (x) in the case of unrestricted shares of Stock acquired upon exercise of an option, have been owned by Optionee for more than six months on the date of surrender, and (y) have an aggregate Fair Market Value on the date of surrender equal to the aggregate Option Exercise Price of the Stock as to which such Option shall be exercised and/or the minimum statutory withholding taxes with respect thereto, (iv) by means of any other cashless exercise or net exercise procedure approved by the Committee, in its sole discretion and permitted by applicable law; or (v) by any other means of exercise authorized from time to time in the Plan and/or by the Committee. The Option may only be exercised in accordance with the terms of the Plan, on such forms and in such manners as are acceptable to the Committee, in its sole and absolute discretion.

5.             Termination of Employment.

(a)           Upon termination of the Optionee’s employment (or cessation of service as a non-employee director) with the Company and its Subsidiaries and affiliates (a “Termination”) for any reason, [other than by the Company without Cause (as such term is defined in the employment agreement between the Optionee and the Company or its affiliates, hereinafter referred to as the “Employment Agreement”), by the Optionee with Good Reason (as such term is defined in the Employment Agreement), or in connection with a Change in Control (as such term is defined in the Employment Agreement) where the Optionee would be entitled to acceleration of vesting under the Employment Agreement,](1), that portion of the Option that is not then exercisable shall immediately terminate and that portion of the Option that is then exercisable (taking into account any acceleration of exercisability by the Committee) shall terminate as follows:

(i)            If the Termination is due to the Optionee’s death or Disability, the Option shall be exercisable for the earlier of one year following such death or Disability or until the Expiration Date of the Option, and shall terminate thereafter.

(ii)           If the Termination is by the Company (or any Subsidiary or affiliate) without Cause or by the Optionee for any reason other than a reason specifically provided for herein, the Option shall be exercisable for the earlier of 3 months following such termination or until the Expiration Date of the Option, and shall terminate thereafter.

(iii)          If the termination of employment is by the Company (or any Subsidiary or affiliate) with Cause, the Option shall immediately terminate and the Option shall not be exercisable.

(iv)          Notwithstanding the foregoing, no provision in this Paragraph 5 shall extend the exercise period of an Option beyond the Expiration Date.

(b)           [Upon a Termination by the Company without Cause, by the Optionee with Good Reason, or in connection with a Change in Control (as such term is defined in the Employment Agreement) where the Optionee would be entitled to acceleration of vesting under the Employment Agreement, that portion of the Option that is not then exercisable shall become immediately vested and exercisable as of the date of such Termination, remain exercisable until the Expiration Date of the Option, and shall terminate thereafter.](2)

(1) This provision will need to be included only with respect to grants of Options to Executives whose employment agreements provide for accelerated vesting.

(2) This provision will need to be included only with respect to grants of Options to Executives whose employment agreements provide for accelerated vesting.

6.             Certain Definitions. Unless otherwise defined in an employment agreement between the Optionee and the Company or its affiliates, the following terms shall be defined as set forth below:

(a)           “Disability” means, except as may otherwise be provided in the terms of a written agreement between the Optionee and the Company, any of its Subsidiaries or affiliates, the Optionee:

(i)        is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months;

(ii)       is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company;

(iii)      when used in connection with the exercise of an Incentive Stock Option following termination of employment, has a disability within the meaning of  Section 22(e)(3) of the Code; or

(iv)      solely to the extent necessary to satisfy Section 409A of the Code, has a “disability” or is “disabled” within the meaning of Section 409A of the Code.

(b)           “Cause” means, except as may otherwise be provided in the terms of a written agreement between the Optionee and the Company, any of its Subsidiaries or affiliates:

(i)        a material breach of any written employment, consulting or other agreement between the Company and the Optionee;

(ii)       a material breach of any code of conduct established by the Company;

(iii)      commission of a felony by the Optionee; or

(iv)      the failure of the Optionee to contest prosecution for a felony, or the Optionee’s willful misconduct, dishonesty, breach of fiduciary duty, or gross negligence involving the business or reputation of the Company.

7.             Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing to the respective parties named below:

If to Company:	Duff & Phelps Corporation
55 East 52nd Street
New York, New York 10055
Attention: General Counsel
Facsimile: (212) 450-2801

If to the Optionee:	At the address noted above.

Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.

8.             Compliance with Laws. No shares of Stock will be issued pursuant to the Plan unless in compliance with all applicable provisions of law, including without limitation, those relating to securities laws and stock exchange listing requirements.

9.             Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Option Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10.           Governing Law. THIS OPTION AWARD AGREEMENT AND ALL AWARDS AND ACTIONS TAKEN THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

11.           Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Option and this Option Award Agreement shall be subject to all terms and conditions of the Plan. In the event of any conflict between the provisions of this Option Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

12.           Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Option Shares by any holder thereof in violation of the provisions of this Option Award Agreement or the Certificate of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any of said Option Shares on its books nor will any of said Option Shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to, and not in lieu of any other,  remedies, legal or equitable, available to enforce said provisions.

13.           Rights as a Stockholder. Neither the Optionee nor any of the Optionee’s successors in interest shall have any rights as a stockholder of the Company with respect to any shares of Stock subject to the Option until the date of issuance of a stock certificate for such shares of Stock.

14.           Authority of the Committee. The Committee shall have full authority to interpret and construe the terms of the Plan and this Option Award Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

15.           Withholding Requirements. The Company’s obligations under this Option Award Agreement shall be subject to all applicable tax and other withholding requirements, and the Company shall, to the extent permitted by law, have the right to deduct any withholding amounts from any payment or transfer of any kind otherwise due to the Optionee in accordance with the terms of the Plan.

16.           Survival of Terms. This Option Award Agreement shall apply to and bind the Optionee and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, Committees and legal successors.

17.           Counterparts. This Option Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

18.           Acceptance. The Optionee hereby acknowledges receipt of a copy of the Plan and this Option Award Agreement. The Optionee has read and understands the terms and provision thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Option Award Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Option Award Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Option Award Agreement on the day and year first above written.

DUFF & PHELPS CORPORATION

By
Name:
Title:

Optionee